Exhibit 99.1

Mr. Cooper Group Reports Third Quarter 2021 Results

  Reported total net income of $299 million and $3.29 per diluted share, equivalent to ROCE of 36%
  Generated pretax operating income of $263 million, equivalent to ROTCE of 25.2%
  Book value per share increased to $43.40 and Tangible book value per share increased to $41.56
  Originations generated GAAP pretax income of $271 million and pretax operating income of $273 million on funded volume of $19.9 billion
  Recognized as a Great Place To Work for the third year in a row

DALLAS--(BUSINESS WIRE)--October 28, 2021--Mr. Cooper Group Inc. (NASDAQ: COOP) (the “Company”), which principally operates under the Mr. Cooper® and Xome® brands, reported a third quarter net income of $299 million or $3.29 per diluted share. The Company reported pretax operating income of $263 million, which excluded mark-to-market and other items. The mark-to-market adjustment was $153 million in the quarter and other items included $7 million gain from the sale of Xome valuations, $4 million in transaction-related costs associated with the Title365 sale, $2 million in charges related to corporate actions, $3 million of intangible amortization, and $15 million pretax loss from discontinued operations.

Chairman and CEO Jay Bray commented, “We took several steps this quarter to rationalize and simplify the business model, allowing us to make progress towards our strategic goals, at the same time that we delivered strong operating results, took care of our customers, and grew our portfolio.”

Chris Marshall, Vice Chairman, President, and CFO added, “In addition to generating excellent operating performance, we increased our liquidity and our capital ratios, which positions us for additional growth.”

Servicing

The Servicing segment is focused on providing a best-in-class home loan experience for our 3.5 million customers while simultaneously strengthening asset performance for investors. In the third quarter, Servicing recorded pretax income of $197 million, including other mark-to-market of $153 million. The forward servicing portfolio ended the quarter at $668 billion in UPB. Servicing generated pretax operating income, excluding other mark-to-market, of $44 million. At quarter end, the carrying value of the MSR was $3,666 million equivalent to 121 bps of MSR UPB.

	Quarter Ended
($ in millions)	Q2'21		Q3'21
	$	BPS	$	BPS
Operational revenue	$443	27.4	$402	24.6
Amortization, net of accretion	(198)	(12.2)	(202)	(12.4)
Mark-to-market	(140)	(8.7)	151	9.3
Total revenues	105	6.5	351	21.5
Total expenses	(121)	(7.5)	(128)	(7.8)
Total other expenses, net	(40)	(2.5)	(26)	(1.6)
(Loss) income before taxes	(56)	(3.5)	197	12.1
Other mark-to-market	135	8.3	(153)	(9.4)
Accounting items	1	0.1	—	—
Pretax operating income excluding other mark-to-market and accounting items	$80	4.9	$44	2.7

	Quarter Ended
	Q2'21		Q3'21
Ending UPB ($B)	$654		$668
Average UPB ($B)	$647		$653
60+ day delinquency rate at period end	4.5%		4.0%
Annualized CPR	26.0%		24.6%
Modifications and workouts	35,581		28,581

Originations

The Originations segment focuses on creating servicing assets at attractive margins by acquiring loans through the correspondent channel and refinancing existing loans through the direct-to-consumer channel. Originations earned pretax income of $271 million and pretax operating income of $273 million, which excluded $2 million in charges related to corporate actions.

The Company funded 74,753 loans in the third quarter, totaling approximately $19.9 billion UPB, which was comprised of $9.8 billion in direct-to-consumer and $10.1 billion in correspondent. Funded volume decreased 10% quarter-over-quarter, while pull through adjusted volume increased 9% quarter-over-quarter to $20.1 billion.

	Quarter Ended
($ in millions)	Q2'21	Q3'21
Income before taxes	$207	$271
Accounting items / other	6	2
Pretax operating income excluding accounting items and other	$213	$273
	Quarter Ended
($ in millions)	Q2'21	Q3'21
Total pull through adjusted volume	$18,358	$20,073
Funded volume	$22,227	$19,938
Refinance recapture percentage	42%	40%
Recapture percentage	32%	30%
Purchase volume as a percentage of funded volume	24%	31%

Conference Call Webcast and Investor Presentation

The Company will host a conference call on October 28, 2021 at 10:00 A.M. Eastern Time. Preregistration for the call is now available in the Investor section of www.mrcoopergroup.com. Participants will receive a toll-free dial-in number and a unique registrant ID to be used for immediate call access. A simultaneous audio webcast of the conference call will be available under the investors section on www.mrcoopergroup.com. A telephonic replay will also be available approximately two hours after the conclusion of the conference call by dialing 855-859-2056 (toll-free), or 404-537-3406 (international). Please use the passcode 3974467 to access the replay.

Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted operating financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These notable items are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Pretax operating income (loss) in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Pretax operating income (loss) in each segment also eliminates, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, certain settlement costs that are not considered normal operational matters, intangible amortization, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance. Return on tangible common equity (ROTCE) is computed by dividing net income by average tangible common equity (also known as tangible book value). Tangible common equity equals total stockholders’ equity less goodwill and intangible assets. Management believes that ROTCE is a useful financial measure because it measures the performance of a business consistently and enables investors and others to assess the Company’s use of equity. Tangible book value is defined as stockholders’ equity less goodwill and intangible assets. Our management believes tangible book value is useful to investors because it provides a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the severity and duration of the COVID-19 pandemic; the pandemic’s impact on the U.S. and global economies; federal, state, and local governmental responses to the pandemic; borrower forbearance rates and availability of financing. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. Certain of these risks and uncertainties are described in the “Risk Factors” section of Mr. Cooper Group’s most recent annual reports and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Mr. Cooper undertakes no obligation to publicly update or revise any forward-looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

MR. COOPER GROUP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(millions of dollars, except for earnings per share data)

	Three Months Ended June 30, 2021	Three Months Ended September 30, 2021
Revenues:
Service related, net	$(8)	$288
Net gain on mortgage loans held for sale	582	572
Total revenues	574	860
Total expenses:	425	402
Other income (expense), net:
Interest income	51	66
Interest expense	(119)	(118)
Other income, net	486	8
Total other income (expense), net	418	(44)
Income before income tax expense	567	414
Income tax expense	140	104
Net income from continuing operations	427	310
Net income (loss) from discontinued operations	12	(11)
Net income	439	299
Net income attributable to non-controlling interest	—	—
Net income attributable to Mr. Cooper Group	439	299
Undistributed earnings attributable to participating stockholders	4	1
Premium on retirement of preferred stock	—	28
Net income attributable to common stockholders	$435	$270

Earnings from continuing operations per common share attributable to Mr. Cooper:
Basic	$4.91	$3.56
Diluted	$4.72	$3.42
Earnings from discontinued operations per common share attributable to Mr. Cooper:
Basic	$0.14	$(0.14)
Diluted	$0.13	$(0.13)
Earnings per common share attributable to Mr. Cooper:
Basic	$5.05	$3.42
Diluted	$4.85	$3.29
Weighted average shares of common stock outstanding (in millions):
Basic	86.1	78.9
Diluted	89.6	82.1

MR. COOPER GROUP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(millions of dollars)

	June 30, 2021	September 30, 2021
Assets
Cash and cash equivalents	$716	$731
Restricted cash	113	118
Mortgage servicing rights at fair value	3,307	3,666
Advances and other receivables, net	837	909
Mortgage loans held for sale at fair value	6,961	7,939
Property and equipment, net	110	103
Deferred tax assets, net	1,118	1,011
Other assets	5,211	3,462
Assets of discontinued operations	4,935	3,722
Total assets	$23,308	$21,661

Liabilities and Stockholders' Equity
Unsecured senior notes, net	$2,075	$2,076
Advance and warehouse facilities, net	7,310	8,206
Payables and other liabilities	4,895	3,537
MSR related liabilities - nonrecourse at fair value	888	842
Liabilities of discontinued operations	4,790	3,740
Total liabilities	19,958	18,401
Total stockholders' equity	3,350	3,260
Total liabilities and stockholders' equity	$23,308	$21,661

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(millions of dollars, except for earnings per share data)

	Three Months Ended June 30, 2021
	Servicing	Originations	Corporate/ Other	Consolidated

Service related, net	$(92)	$45	$39	$(8)
Net gain on mortgage loans held for sale	197	385	—	582
Total revenues	105	430	39	574
Total expenses	121	226	78	425
Other (expense) income, net:
Interest income	25	26	—	51
Interest expense	(65)	(23)	(31)	(119)
Other income, net	—	—	486	486
Total other (expense) income, net	(40)	3	455	418
Pretax (loss) income	$(56)	$207	$416	$567
Income tax expense				140
Net income from continuing operations				427
Net income from discontinued operations				12
Net income				439
Net income attributable to noncontrolling interests				—
Net income attributable to common stockholders of Mr. Cooper Group				439
Undistributed earnings attributable to participating stockholders				4
Net income attributable to common stockholders				$435
Net income per share
Basic				$5.05
Diluted				$4.85

Non-GAAP Reconciliation:
Pretax (loss) income	$(56)	$207	$416	$567
Other mark-to-market	135	—	—	135
Accounting items / other	1	6	(485)	(478)
Intangible amortization	—	—	3	3
Pretax operating income (loss)	$80	$213	$(66)	$227
Income tax expense(1)				(55)
Operating income				$172
ROTCE(2)				23.1%
Average tangible book value (TBV)(3)				$2,983
(1)	Assumes tax-rate of 24.2%.
(2)	Computed by dividing annualized earnings by average TBV.
(3)	Average of beginning TBV of $2,757 and ending TBV of $3,208.

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(millions of dollars, except for earnings per share data)

	Three Months Ended September 30, 2021
	Servicing	Originations	Corporate/ Other	Consolidated

Service related, net	$209	$44	$35	$288
Net gain on mortgage loans held for sale	142	430	—	572
Total revenues	351	474	35	860
Total expenses	128	208	66	402
Other (expense) income, net:
Interest income	39	27	—	66
Interest expense	(65)	(22)	(31)	(118)
Other income, net	—	—	8	8
Total other (expense) income, net	(26)	5	(23)	(44)
Pretax income (loss)	$197	$271	$(54)	$414
Income tax expense				104
Net income from continuing operations				310
Net loss from discontinued operations				(11)
Net income				299
Net income attributable to noncontrolling interests				—
Net income attributable to common stockholders of Mr. Cooper Group				299
Undistributed earnings attributable to participating stockholders				1
Premium on retirement of preferred stock				28
Net income attributable to common stockholders				$270
Net income per share
Basic				$3.42
Diluted				$3.29

Non-GAAP Reconciliation:
Pretax income (loss)	$197	$271	$(54)	$414
Other mark-to-market	(153)	—	—	(153)
Accounting items / other	—	2	(3)	(1)
Intangible amortization	—	—	3	3
Pretax operating income (loss)	$44	$273	$(54)	$263
Income tax expense(1)				(64)
Operating income				$199
ROTCE(2)				25.2%
Average tangible book value (TBV)(3)				$3,165
(1)	Assumes tax-rate of 24.2%.
(2)	Computed by dividing annualized earnings by average TBV.
(3)	Average of beginning TBV of $3,208 and ending TBV of $3,122.

Non-GAAP Reconciliation:	Quarter Ended
($ in millions except value per share data)	Q2'21	.	Q3'21
Stockholders' equity (BV)	$3,350		$3,260
Goodwill	(120)		(120)
Intangible assets	(22)		(18)
Tangible book value (TBV)	$3,208		$3,122
Ending shares of common stock outstanding (in millions)	86.1		75.1

BV/share	$38.89		$43.40
TBV/share	$37.24		$41.56

Net income	$439		$299
ROCE(1)	56.2%		36.2%

Beginning stockholders’ equity	$2,904		$3,350
Ending stockholders’ equity	$3,350		$3,260
Average stockholders’ equity (BV)	$3,127		$3,305

(1) Computed by dividing annualized earnings by average BV.

Contacts

Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com